ATHENS BANCSHARES CORPORATION REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED JUNE 30, 2014

Athens, Tennessee, July 31, 2014, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and six months ended June 30, 2014.  The Company’s net income for the three months ended June 30, 2014 was $670,000 or $0.38 per diluted share, compared to net income of $650,000 or $0.31 per diluted share for the same period in 2013.  For the six months ended June 30, 2014, net income was $1.3 million or $0.75 per diluted share, compared to net income of $1.2 million or $0.57 per diluted share for the six months ended June 30, 2013.

Results of Operations – Three Months Ended June 30, 2014 and 2013

Net interest income after provision for loan losses increased $183,000, or 6.65%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013.  Interest income increased $53,000 when comparing the two periods as the average yield on interest earning assets increased from 4.88% during the three months ended June 30, 2013 to 4.93% for the comparable period in 2014.  The average balance of interest-earning assets increased from $276.5 million for the three months ended June 30, 2013 to $278.3 million for the comparable period in 2014.  Interest expense decreased $85,000 as the average cost of interest-bearing liabilities decreased from 0.94% to 0.79% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $229.1 million for the quarter ended June 30, 2013 to $231.7 million for the comparable period in 2014.  The provision for loan losses decreased $45,000 from $72,000 for the quarter ended June 30, 2013 to $27,000 for the quarter ended June 30, 2014.

Non-interest income decreased $101,000 to $1.3 million for the three months ended June 30, 2014 compared to $1.4 million for the same period in 2013.  The decrease was primarily due to decreases in income related to the origination and sale of mortgage loans on the secondary market and in investment sales commissions, partially offset by an increase from the gain on sale of foreclosed real estate.

Non-interest expense decreased $7,000 to $3.2 million for the quarter ended June 30, 2014 compared to $3.2 million for the quarter ended June 30, 2013.  The decrease was primarily due to a decrease in expenses related or the Bank’s core processing system conversion in 2013, partially offset by an increase in advertising and marketing expense.

Income tax expense for the three months ended June 30, 2014 was $367,000 compared to $298,000 for the same period in 2013.  The primary reason for the change was the increase in taxable income during the 2014 period.

Results of Operations – Six Months Ended June 30, 2014 and 2013

Net interest income after provision for loan losses increased $290,000, or 5.20%, for the six months ended June 30, 2014 as compared to the same period in 2013.  Interest income decreased $43,000 when comparing the two periods as the average yield on interest-earning assets decreased from 5.03% during the six months ended June 30, 2013 to 4.94% for the same period in 2014.  The average balance of interest-earning assets increased from $274.4 million for the six months ended June 30, 2013 to $277.9 million for the comparable period in 2014.  Interest expense decreased $178,000 as the average cost of interest bearing liabilities decreased from 0.98% to 0.80% when comparing the same two periods, while the average balance of interest bearing liabilities increased $5.1 million from $227.0 million to $232.1 million. The provision for loan losses decreased $155,000 from $208,000 for the six months ended June 30, 2013 to $53,000 for the six months ended June 30, 2014.

Non-interest income decreased $120,000 for the six months ended June 30, 2014 compared to the same period in 2013.  The decrease was primarily due to a decrease in income related to the origination and sale of mortgage loans on the secondary market and a decrease in revenue from Valley Title Services, LLC, partially offset by an increase in investment sales commissions and a gain on sale of foreclosed real estate.

Non-interest expense decreased $81,000 for the six months ended June 30, 2014 compared to the same period in 2013.  The decrease was primarily due to a decrease in one-time costs related to the Bank’s core processing system conversion in 2013, which were not repeated in 2014, partially offset by an increase in occupancy and equipment expenses due to higher levels of fixed assets.

Income tax expense for the six months ended June 30, 2014 was $703,000 as compared to an income tax expense of $576,000 for the same period in 2013.  The primary reason for the change was the increase in taxable income during the 2014 period.

Total assets increased $4.3 million to $299.1 million at June 30, 2014, compared to $294.8 million at December 31, 2013.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at June 30, 2014.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2014	2013	2014	2013
Operating Data:
Total interest income	$ 3,427	$ 3,374	$ 6,859	$ 6,902
Total interest expense	455	540	930	1,108

Net interest income	2,972	2,834	5,929	5,794
Provision for loan losses	27	72	53	208
Net interest income after provision for loan losses	2,945	2,762	5,876	5,586

Total non-interest income	1,275	1,376	2,502	2,622
Total non-interest expense	3,183	3,190	6,345	6,426

Income before income taxes	1,037	948	2,033	1,782
Income tax expense	367	298	703	576

Net income	$ 670	$ 650	$ 1,330	$ 1,206

Net income per share, basic	$ 0.41	$ 0.33	$ 0.79	$ 0.59
Average common shares outstanding, basic	1,642,295	1,993,217	1,675,591	2,043,349
Net income per share, diluted	$ 0.38	$ 0.31	$ 0.75	$ 0.57
Average common shares outstanding, diluted	1,752,326	2,079,543	1,780,423	2,128,465

Performance ratios (annualized):
Return on average assets	0.89%	0.88%	0.89%	0.82%
Return on average equity	6.57	5.71	6.48	5.22
Interest rate spread	4.14	3.94	4.14	4.05
Net interest margin	4.27	4.10	4.27	4.22

	AS OF	AS OF
	JUNE 30, 2014	DECEMBER 31, 2013
FINANCIAL CONDITION DATA:
Total assets	$299,091	$294,812
Gross loans	235,283	230,638
Allowance for loan losses	3,953	4,432
Deposits	252,944	248,172
Securities sold under agreements to repurchase	1,122	1,304
Total liabilities	258,237	253,704
Stockholders' equity	40,854	41,108

Non-performing assets:
Nonaccrual loans	$2,536	$4,043
Accruing loans past due 90 days	67	47
Foreclosed real estate	1,292	413
Other non-performing assets	9	8

Troubled debt restructurings(1)	$3,971	$4,134

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.68%	1.92%
Allowance for loan losses as a percent of non-performing loans	151.86	108.36
Non-performing loans as a percent of total loans	1.11	1.77
Non-performing loans as a percent of total assets	0.87	1.39
Non-performing assets and troubled debt restructurings as a percentage of total assets	2.45	2.71

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	16.94%	17.01%
Tier 1 capital (to risk-weighted assets)	15.68	15.74
Tier 1 capital (to adjusted total assets)	11.18	10.84

(1) Troubled debt restructurings include $561,000 and $670,000 in non-accrual loans at June 30, 2014 and December 31, 2013, respectively, which are also included in non-accrual loans at both dates listed above.

      CONTACT:   Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111